March 15, 2005

AMC Entertainment, Inc.

920 Main Street

Kansas City, MO  64105

Re:          Premium Theatre of Mayfair, Inc.

Ladies and Gentlemen:

This opinion is provided to AMC Entertainment, Inc. (“AMCE”) in connection with the filing of Amendment No. 1 to that certain S-4 Registration Statement dated on or about March 15, 2005 (the “S-4 Registration Statement”) filed in connection with the Senior Notes described below.  We have acted as special Wisconsin counsel for Premium Theatre of Mayfair, Inc. (“Premium”) in connection with the execution and delivery by Premium of (i) a Supplemental Indenture and Subsidiary Guarantee each dated as of December 23, 2004 (the “Fixed Rate Notes Guarantee”) relating to the 8-5/8% Senior Notes due 2012 (the “Fixed Rate Notes”) of AMCE, as successor by merger to Marquee, Inc. (the “Issuer”) pursuant to an indenture dated as of August 18, 2004 (the “Fixed Rate Notes Indenture”), by and among the Issuer and HSBC Bank USA, National Association, as trustee (the “Trustee”), (ii) a Supplemental Indenture and Subsidiary Guarantee each dated as of December 23, 2004 (the “Floating Rate Guarantee” and together with the Fixed Rate Notes Guarantee, the “Senior Notes Guarantees”) relating to the Senior Floating Rate Notes due 2010 (the “Floating Rate Notes” and together with the Fixed Rate Notes, the “Senior Notes”) of AMCE, as successor by merger to the Issuer pursuant to an indenture dated as of August 18, 2004 (the “Floating Rate Notes Indenture” and together with the Fixed Rate Notes Indenture, the “Indentures”), by and among AMCE, as successor by merger to the Issuer and the Trustee.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, as being true copies of the following:

(i)                   Senior Notes Guarantees;

(ii)                 Indentures;

(iii)                a certificate of the Secretary of Premium certifying as to, among other things, (A) the Articles of Incorporation of Premium, (B) the Bylaws of Premium and (C) the Resolutions adopted on December 23, 2004 by the Board of Directors of Premium.

We have also examined originals or copies of other corporate documents and records, and other certificates, opinions and instruments, as we have deemed necessary as a basis for the opinions expressed below.  As to questions of fact material to such opinions, we have, without independent investigation, relied solely upon representations and warranties contained in the

Agreement and upon the certificate of an officer of Premium attached as Exhibit A.  We have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been undertaken by us.

For purposes of this opinion, we have assumed, with your permission, that all items submitted to us as originals are authentic and all signatures thereon are genuine; all items submitted to us as copies conform to the originals; all items submitted to us as unexecuted drafts have been submitted to us in final form and have been or shall be executed substantially in the form provided and without revision to the obligations of Premium contained therein; natural persons, including persons acting on behalf of a business entity, are legally competent; there are no agreements, course of dealing, usage of trade, or other arrangements between any of the parties that would alter the agreements set forth in the Senior Notes Guarantees or the opinions set forth herein; and each such item has been duly executed and delivered by each party (other than Premium), has been duly authorized by each party (other than Premium) and constitutes each party’s (other than Premium’s) legal, valid and binding obligation enforceable against such party in accordance with its respective terms.  We have also, with your permission, assumed without investigation, verification or inquiry that Premium has received adequate consideration with respect to the execution of the Senior Notes Guaranties.

Members of our firm are admitted to practice law in the State of Wisconsin and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America to the extent specifically referred to in this opinion.

Based upon and subject to the assumptions, limitations, qualifications and exclusions stated herein, we are of the opinion that:

1.                    The execution, delivery and performance of the Senior Notes Guarantees by Premium have been duly authorized by all necessary corporate action of Premium.

The opinion set forth above is subject to the following qualifications, limitations, exclusions and assumptions:

(a)                 Our opinion above is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance or transfer, equitable subordination, reorganization, moratorium, bulk transfer or similar laws affecting creditors’ rights generally and to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and by limitations on the availability of specific performance, injunctive relief or other equitable remedies.

(b)                 We are not expressing any opinion as to whether, and we also note that, the entering into of the Senior Notes Guarantees may constitute a fraudulent transfer or conveyance.

(c)                 Our knowledge of the business, records, transactions and activities of Premium is limited to the information that has been brought to our attention by Premium or by documents specifically referred to herein.

The opinions expressed herein shall be effective only as of the date of this opinion letter.  We do not assume responsibility for updating this opinion letter as of any date subsequent to the date of this opinion letter, and assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur subsequent to the date of this opinion letter or from the discovery subsequent to the date of this opinion letter of information not previously known to us pertaining to the events occurring prior to the date of this opinion letter.

This opinion is furnished to you solely in connection with the transactions described above and may not be relied upon by anyone other than you and may be relied upon only in connection with this transaction.  This opinion may not be used or relied upon by or copied, published or communicated to any other party for any purpose whatsoever without our prior written approval in each instance, except as may be required by any court or other governmental or regulatory authority or in connection with any litigation or other proceeding to which this opinion letter may be relevant.  We consent to the reference to our firm the heading “Legal Matters” and the inclusion of the form of this opinion in the S-4 Registration Statement.

Yours truly,

von BRIESEN & ROPER, s.c.